Resources Global Professionals Announces Quarterly Dividend

IRVINE, Calif., Jan. 24, 2011 /PRNewswire/ -- Resources Global Professionals, a leading multinational provider of professional services and the operating subsidiary of Resources Connection, Inc. (Nasdaq: RECN), announced today that its Board of Directors has approved a quarterly cash dividend of $0.04 per share, payable on March 18, 2011 to all shareholders of record on February 18, 2011.

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise - finance and accounting, information management, internal audit, corporate advisory and strategic communications, human capital, legal and regulatory services and supply chain management.

Resources Global was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 2,900 professionals, from more than 80 practice offices, annually serving over 1,800 clients around the world.

Headquartered in Irvine, California, Resources Global has served 83 of Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange's highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.

CONTACT:  Analysts, Nate Franke, Chief Financial Officer, +1-714-430-6500, nate.franke@resources-us.com; or Media, Michael Sitrick, CEO Sitrick Brincko Group, +1-310-788-2850, mike_sitrick@sitrick.com